Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 24, 2014 (except for Note 17, as to which the date is March 17, 2014) in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-194097) and related Prospectus of Everyday Health, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New York, New York

March 17, 2014